The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities until the Pricing Supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

November 2015 PRELIMINARY PRICING SUPPLEMENT Dated November 12, 2015 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017

$•   Based on the Value of the WisdomTree Japan Hedged Equity Fund

The Performance Leveraged Upside Securities (the “PLUSSM”) offer leveraged exposure to the performance of the WisdomTree Japan Hedged Equity Fund (the “underlying equity”). The PLUSSM are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying equity. At maturity, if the closing level of the underlying equity on the valuation date (the “final level”) is less than the initial level, the investor is fully exposed to a loss of their initial investment that is proportionate to the decline in the closing level of the underlying equity from the pricing date to the valuation date (the “underlying return”). At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying equity, subject to the maximum payment at maturity. Accordingly, the PLUSSM do not guarantee any return of principal at maturity. The PLUSSM are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUSSM are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUSSM and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying equity:	The WisdomTree Japan Hedged Equity Fund (Bloomberg Ticker: “DXJ”)
Aggregate principal amount:	$•
Stated principal amount:	$10 per PLUSSM
Issue price:	$10 per PLUSSM (see “Commissions and issue price” below), offered at a minimum investment of 100 PLUSSM (representing a $1,000 investment)
Denominations:	$10 per PLUSSM and integral multiples thereof
Interest:	None
Pricing date:	Approximately November 30, 2015, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Original issue date:	Approximately December 3, 2015 (3 business days after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Valuation date:	Approximately February 28, 2017 (to be determined on the pricing date and expected to be 15 months after the pricing date) subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	Approximately March 3, 2017 (to be determined on the pricing date and expected to be 3 business days after the valuation date) subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:	■ If the underlying return is positive: The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
■ If the underlying return is zero: The stated principal amount of $10

■

If the underlying return is negative:
$10 + ($10 × underlying return)
Under these circumstances, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

Underlying return:	The quotient, expressed as a percentage, of (i) the final level of the underlying equity minus the initial level of the underlying equity, divided by (ii) the initial level of the underlying equity. Expressed as a formula:
(Final Level – Initial Level) / Initial Level
Leveraged upside payment:	$10 × leverage factor × underlying return
Maximum Gain:	18.50%
Initial level	The closing level of the underlying equity on the pricing date, as determined by the calculation agent.
Final level	The closing level of the underlying equity on the valuation date, as determined by the calculation agent.
Leverage factor:	3.0
Maximum payment at maturity:	$11.85 per PLUSSM, which is equal to $10 + ($10 × Maximum Gain)
CUSIP:	90275G780
ISIN:	US90275G7806
Listing:	The PLUSSM will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per PLUSSM:	$10.00	$0.175(a) + $0.050(b) $0.225	$9.775
Total:	$•	$•	$•
(1)	UBS Securities LLC will purchase from UBS AG the PLUSSM at the price to public less a fee of $0.225 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the PLUSSM to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.175 per $10.00 stated principal amount of PLUSSM that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.050 per $10.00 stated principal amount of PLUSSM that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the PLUSSM as of the pricing date is expected to be between $9.40 and $9.70 for the PLUSSM based on the value of the WisdomTree Japan Hedged Equity Fund. The range of the estimated initial value of the PLUSSM was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the PLUSSM, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 14 and 15 of this preliminary pricing supplement.

Notice to investors: the PLUSSM are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the PLUSSM at maturity, and the PLUSSM can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the PLUSSM if you do not understand or are not comfortable with the significant risks involved in investing in the PLUSSM.

You should carefully consider the risks described under “Risk Factors” beginning on page 14 and under “Risk Factors” beginning on page PS-17 of the accompanying product supplement before purchasing any PLUSSM. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your PLUSSM. You may lose some or all of your initial investment in the PLUSSM.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these PLUSSM or passed upon the adequacy or accuracy of this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The PLUSSM are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Additional Information about UBS and the PLUSSM

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUSSM for various securities we may offer, including the PLUSSM) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

■	Product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000139340115000350/c412988_6901116-424b2.htm

■	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUSSM” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015 and references to the “accompanying product supplement” mean the UBS product supplement titled “Performance Leveraged Upside Products”, dated June 15, 2015.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUSSM in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUSSM prior to their issuance. In the event of any changes to the terms of the PLUSSM, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Investment Overview
Performance Leveraged Upside Securities

The PLUSSM Based on the Value of the WisdomTree Japan Hedged Equity Fund due on or about March 3, 2017 can be used:

■	As an alternative to direct exposure to the underlying equity that enhances the return for a certain range of positive performance of the underlying equity; however, by investing in the PLUSSM, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying equity (the “underlying equity constituents”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for dividends, interest payments or exposure to the positive performance of the underlying equity beyond a level that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.
■	To enhance returns and outperform the underlying equity in a moderately bullish scenario.
■	To achieve similar levels of upside exposure to the underlying equity as a direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 15 months
Leverage factor:	3.0
Maximum payment at maturity:	$11.85 per PLUSSM, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	18.50%
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the PLUSSM
Coupon:	None
Key Investment Rationale

Investors can use the PLUSSM to leverage returns by a factor of 3.0, up to the maximum gain.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity or underlying equity constituents. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUSSM.

Leveraged Performance	The PLUSSM offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying equity within a certain range of positive performance.

Upside Scenario	If the underlying return is positive, at maturity, the PLUSSM will redeem for the lesser of (a) the stated principal amount of $10 plus the leveraged upside payment and (b) the maximum payment at maturity.

Par Scenario	If the underlying return is zero, at maturity you will receive the full stated principal amount at maturity.

Downside Scenario	If the underlying return is negative, at maturity, the PLUSSM will redeem for less than the stated principal amount, if anything, resulting in a loss of your initial investment proportionate to the underlying return. For example, if the underlying return is -35%, the PLUSSM will redeem for $6.50, or 65% of the stated principal amount. There is no minimum payment on the PLUSSM and you could lose all of your initial investment.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Investor Suitability

The PLUSSM may be suitable for you if:

■	You fully understand the risks inherent in an investment in the PLUSSM, including the risk of loss of all of your initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as an investment in the underlying equity or the stocks (“underlying equity constituents”), futures contracts on physical commodities (“constituent commodities”) and other assets constituting the underlying equity (collectively, “underlying constituents”).
■	You believe the final level of the underlying equity will be equal to or greater than the initial level and, if the final level is less than the initial level, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.
■	You believe the level of the underlying equity will appreciate over the term of the PLUSSM, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
■	You can tolerate fluctuations in the price of the PLUSSM prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
■	You understand and accept that your potential return on the PLUSSM is limited to the maximum gain and you would be willing to invest in the PLUSSM based on the maximum payment at maturity indicated on the cover hereof.
■	You do not seek current income from your investment and are willing to forego dividends paid on any underlying equity constituents.
■	You are willing and able to hold the PLUSSM to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the PLUSSM.
■	You seek an investment with exposure to Japanese equity markets.
■	You are willing to assume the credit risk of UBS for all payments under the PLUSSM, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
■	You understand that the estimated initial value of the PLUSSM determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the PLUSSM, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The PLUSSM may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the PLUSSM, including the risk of loss of all of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that has the same downside market risk as an investment in the underlying equity or the underlying constituents.
■	You believe that the final level of the underlying equity will be less than the initial level, or you believe that the underlying return will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum gain indicated on the cover hereof.
■	You seek an investment that has an unlimited return potential and you would be unwilling to invest in the PLUSSM based on the maximum payment at maturity indicated on the cover hereof.
■	You cannot tolerate fluctuations in the price of the PLUSSM prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
■	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity constituents.
■	You are unable or unwilling to hold the PLUSSM to maturity, a term of approximately 15 months, and seek an investment for which there will be an active secondary market.
■	You do not seek an investment with exposure to Japanese equity markets.
■	You are not willing to assume the credit risk of UBS for all payments under the PLUSSM, including any repayment of principal.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Fact Sheet

The PLUSSM offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and accompanying prospectus, as supplemented or modified by this preliminary pricing supplement. At maturity, an investor will receive for each PLUSSM that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the underlying return. The PLUSSM do not guarantee any return of principal at maturity. All payments on the PLUSSM are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUSSM and in extreme situations, you could lose all of your initial investment.

Expected Key Dates:
Pricing Date:	Original Issue Date (settlement date):	Valuation Date:	Maturity Date:
Approximately November 30, 2015	Approximately December 3, 2015 (3 business days after the pricing date)	Approximately February 28, 2017 (15 months after the pricing date)	Approximately March 3, 2017 (3 business days after the valuation date)

Key Terms:
Issuer:	UBS AG, London Branch
Underlying equity:	The WisdomTree Japan Hedged Equity Fund (Bloomberg Ticker: “DXJ”)
Aggregate principal amount:	$•
Stated principal amount:	$10 per PLUSSM
Issue price:	$10 per PLUSSM (see “Commissions and issue price” on the cover hereof), offered at a minimum investment of 100 PLUSSM (representing a $1,000 investment)
Denominations:	$10 per PLUSSM and integral multiples thereof
Interest:	None
Payment at maturity:	■ If the underlying return is positive: The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
■ If the underlying return is zero: The stated principal amount of $10

■

If the underlying return is negative:
$10 + ($10 × underlying return)
Under these circumstances, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

Underlying return:	The quotient, expressed as a percentage, of (i) the final level of the underlying equity minus the initial level of the underlying equity, divided by (ii) the initial level of the underlying equity. Expressed as a formula:
(Final Level – Initial Level) / Initial Level
Leveraged upside payment:	$10 × leverage factor × underlying return
Initial level:	The closing level of the underlying equity on the pricing date, as determined by the calculation agent.
Final level:	The closing level of the underlying equity on the valuation date, as determined by the calculation agent.
Leverage factor:	3.0
Maximum payment at maturity:	$11.85 per PLUSSM, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	18.50%
Risk factors:	Please see “Risk Factors” beginning on page 14.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

General Information
Listing:	The PLUSSM will not be listed on any securities exchange.
CUSIP:	90275G780
ISIN:	US90275G7806
Tax considerations:	The United States federal income tax consequences of your investment in the PLUSSM are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUSSM. Pursuant to the terms of the PLUSSM, UBS and you agree, in the absence of a statutory, regulatory administrative or judicial ruling to the contrary, to characterize your PLUSSM as a pre-paid derivative contract with respect to the underlying equity. If your PLUSSM are so treated, you should generally recognize gain or loss upon the sale or maturity of your PLUSSM in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUSSM. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your PLUSSM for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
Because the PLUSSM are linked to the shares of an exchange-traded fund, there is a risk that an investment in the PLUSSM could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the PLUSSM is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-52 of the accompanying product supplement) in respect of the PLUSSM would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the PLUSSM (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the PLUSSM).

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the securities. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “pass-thru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying equity, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying equity directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the securities. However, it is also possible that all or a portion of your gain with respect to the securities could be treated as “Excess Gain” because the underlying equity is an exchange traded fund, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the securities the holder had invested, pro rata, the principal amount of the securities in shares of the underlying equity and sold those shares for their fair market value on the date the securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the securities could be “Excess Gain” if you purchase the securities for an amount that is less than the principal amount of the securities or if the return on the securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying equity. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the securities.
In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUSSM in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUSSM, it is possible that your PLUSSM could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the PLUSSM could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-54 of the accompanying product supplement, and that the timing and character of income or loss on your PLUSSM could be materially and adversely affected.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the PLUSSM. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUSSM should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUSSM will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUSSM for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the accompanying product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the PLUSSM, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Specified Foreign Financial Assets. United States holders that are individuals (and, to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the PLUSSM.
Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your PLUSSM and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUSSM if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain from the sale or exchange of a PLUSSM or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.
We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the PLUSSM should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity and the PLUSSM were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of a Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the SEC or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.
Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the issuer of the underlying equity and the underlying equity constituents), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2016. Accordingly, non-U.S. holders of the securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the PLUSSM under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the PLUSSM.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their PLUSSM through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if enacted, could have required holders of PLUSSM purchased after the bill was enacted to accrue interest income over the term of the PLUSSM despite the fact that there will be no interest payments over the term of the PLUSSM. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUSSM.
Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the PLUSSM to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
Prospective purchasers of the PLUSSM are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the PLUSSM arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the PLUSSM for the purposes we describe in the accompanying product supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUSSM as described below.
In connection with the sale of the PLUSSM, we or our affiliates may enter into hedging transactions involving the execution of swaps, futures and option transactions or purchases and sales of PLUSSM before, on and/or after the pricing date of the PLUSSM. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 14 of this document for a discussion of these adverse effects.
Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the PLUSSM specified on the front cover of this document at the price to public less a fee of $0.225 per $10.00 stated principal amount of the PLUSSM. UBS Securities LLC will agree to resell all of the PLUSSM to Morgan Stanley Wealth Management with an underwriting discount of $0.225 reflecting a fixed structuring fee of $0.050 and a fixed sales commission of $0.175 per $10.00 stated principal amount of PLUSSM that Morgan Stanley Wealth Management sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUSSM after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUSSM and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the PLUSSM in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
UBS Securities LLC and its affiliates may offer to buy or sell the PLUSSM in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the PLUSSM at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the PLUSSM immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the PLUSSM as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the PLUSSM and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the PLUSSM, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 14 and 15 of this preliminary pricing supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUSSM distributed by such dealers.

This preliminary pricing supplement represents a summary of the terms and conditions of the PLUSSM. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

How the PLUSSM Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUSSM for a range of hypothetical percentage changes in the closing level of the underlying equity.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity or underlying equity constituents. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUSSM.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUSSM
Leverage factor:	3.0
Maximum payment at maturity:	$11.85 per PLUSSM
Maximum gain:	18.50%
Minimum payment at maturity:	None

PLUSSM Payoff Diagram

The Underlying Equity
The PLUS℠
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Payment at Maturity on the PLUS℠
$11.85 Hypothetical Maximum Payment at Maturity
$10.00 Stated Principal Amount
PLUS Zone
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 18.50% 30% 40% 50% 60% 70% 80%
6.17%
Percentage Change in Underlying Equity

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

How it works
■	Upside Scenario. If the underlying return is positive, investors will receive the lesser of (a) the stated principal amount of $10 plus the leveraged upside payment and (b) the maximum payment at maturity. Under the hypothetical terms of the PLUSSM, an investor would realize the maximum payment at maturity at a final level of 106.17% of the initial level.
■	If the underlying return is 2%, investors will receive a 6.0% return, or $10.60 per PLUSSM.
■	If underlying return is 30%, investors will receive only the hypothetical maximum payment at maturity of $11.85 per PLUSSM.
■	Par Scenario. If the underlying return is zero, investors will receive an amount equal to the $10 stated principal amount.
■	Downside Scenario. If the underlying return is negative, investors will receive an amount that is less than the $10 stated principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the underlying return.
■	If the underlying return is -35%, investors would lose 35% of the stated principal amount and receive only $6.50 per PLUSSM at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUSSM and investors may lose all of their initial investment.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUSSM that they hold an amount in cash based upon the underlying return of the underlying equity, as determined as follows:

If the underlying return is positive:

The lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity.

Leveraged Upside Payment
Principal	Principal	Leverage Factor	Underlying Return
$10 +	[$10 ×	3.0 ×	(	final level - initial level initial level	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the underlying return is zero:

The Stated Principal Amount of $10

If the underlying return is negative:

$10 + ($10 × Underlying Return)

Principal	Principal		Underlying return
$10 +	[$10 ×	(	final level - initial level initial level	)]

Accordingly, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUSSM. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUSSM.

■	The PLUSSM do not pay interest or guarantee return of the stated principal amount and your investment in the PLUSSM may result in a loss — The terms of the PLUSSM differ from those of ordinary debt securities in that the PLUSSM do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative, you will lose some or all of your investment in the PLUSSM in an amount proportionate to the underlying return. UBS will only repay the stated principal amount of the PLUSSM at maturity if the final level is equal to or greater than the initial level. If the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the PLUS SM and, accordingly, you could lose some, or in extreme cases, all of your initial investment.
■	The leverage factor applies only if you hold the PLUSSM to maturity — You should be willing to hold the PLUSSM to maturity. If you are able to sell the PLUSSM prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the underlying return even if such performance is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor and earn the potential maximum gain from UBS only if you hold the PLUSSM to maturity.
■	Your potential return on the PLUSSM is limited to the maximum gain — The return potential of the PLUSSM is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the PLUSSM may be less than it would be in a direct investment in the underlying equity.
■	The contingent repayment of principal applies only at maturity — You should be willing to hold the PLUSSM to maturity. If you are able to sell the PLUSSM prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying equity at that time is equal to or greater than the initial level.
■	Credit risk of UBS — The PLUSSM are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUSSM, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the PLUSSM. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUSSM and you could lose all of your initial investment.
■	Market risk — The return on the PLUSSM, which may be positive or negative, is directly linked to the performance of the underlying equity and indirectly linked to the performance of the underlying constituents. The level of the underlying equity can rise or fall sharply due to factors specific to the underlying equity or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market levels, interest rates and economic and political conditions.
■	Fair value considerations.
■	The issue price you pay for the PLUSSM will exceed their estimated initial value — The issue price you pay for the PLUSSM will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the PLUSSM by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the PLUSSM incorporate certain variables, including the level of the underlying equity, the volatility of the underlying equity, the expected dividends on the underlying equity or underlying equity constituents, prevailing interest rates, the term of the PLUSSM and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the PLUSSM to you. Due to these factors, the estimated initial value of the PLUSSM as of the pricing date will be less than the issue price you pay for the PLUSSM.
■	The estimated initial value is a theoretical price; the actual price that you may be able to sell your PLUSSM in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value — The value of your PLUSSM at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the PLUSSM in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the PLUSSM determined by reference to our internal pricing models. The estimated initial value of the PLUSSM does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUSSM in any secondary market at any time.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

■	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the PLUSSM as of the pricing date — We may determine the economic terms of the PLUSSM, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the PLUSSM cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the PLUSSM as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the PLUSSM.
■	Limited or no secondary market and secondary market price considerations.
■	There may be little or no secondary market for the PLUSSM — The PLUSSM will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the PLUSSM will develop. UBS Securities LLC and its affiliates may make a market in each offering of the PLUSSM, although they are not required to do so and may stop making a market at any time. If you are able to sell your PLUSSM prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the PLUSSM does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUSSM in any secondary market at any time.
■	The price at which UBS Securities LLC and its affiliates may offer to buy the PLUSSM in the secondary market (if any) may be greater than UBS’ valuation of the PLUSSM at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the PLUSSM, UBS Securities LLC or its affiliates may offer to buy or sell such PLUSSM at a price that exceeds (i) our valuation of the PLUSSM at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such PLUSSM following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the PLUSSM, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the PLUSSM. As described above, UBS Securities LLC and its affiliates are not required to make a market for the PLUSSM and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
■	Price of PLUSSM prior to maturity — The market price of the PLUSSM will be influenced by many unpredictable and interrelated factors, including the level of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity or underlying equity constituents; the time remaining to the maturity of the PLUSSM; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the PLUSSM.
■	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the PLUSSM in any secondary market.
■	Owning the PLUSSM is not the same as owning the underlying equity — The return on the PLUSSM may not reflect the return you would realize if you actually owned the underlying equity. For example, your return on the PLUSSM is limited to the maximum gain, while the potential return on a direct investment in the underlying equity would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the PLUSSM, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the PLUSSM. In addition, as an owner of the PLUSSM, you will not have voting rights or any other rights that a holder of the underlying equity would have.
■	No assurance that the investment view implicit in the PLUSSM will be successful — It is impossible to predict whether and the extent to which the level of the underlying equity will rise or fall and there can be no assurance that the underlying return will be positive. The final level of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks associated with the relevant markets tracked by the underlying equity in general and each underlying constituent in particular, and the risk of losing some or all of your initial investment.
■	The value of the underlying equity may not completely track the value of the underlying constituents in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

valuations of the underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying equity will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.
■	Fluctuation of NAV — The net asset value (the “NAV‘’) of the underlying equity may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying equity and may adversely affect the liquidity and prices of the underlying equity, perhaps significantly. For any of these reasons, the market price of the underlying equity may differ from its NAV per share and may trade at, above or below its NAV per share.
■	Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of the WisdomTree Japan Hedged Equity Fund (the “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of the underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the securities.
■	The PLUSSM may be subject to non-U.S. securities market risk. — The PLUSSM are linked to shares of the DXJ Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in PLUSSM linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
■	Risks associated with Japanese securities markets. — The DXJ Fund tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
■	The PLUSSM are subject to currency hedge risk. — The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “Index”). The DXJ Fund provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the Index. The DXJ Fund “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. While the DXJ Fund is designed and intended to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar, various factors may prevent the DXJ Fund from fully reducing exposure to the risk of the Japanese yen weakening relative to the U.S. dollar, which may adversely impact the underlying return and therefore the value of your PLUSSM and any amount payable at maturity. The DXJ Fund is also designed and intended to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact or no positive impact on the underlying return (as compared to returns of an equivalent unhedged investment) and therefore on the value of your PLUSSM and any amount payable at maturity.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

■	The underlying equity utilizes a passive indexing investment approach — The DXJ Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of stocks that generally replicate such underlying index. Therefore, unless a specific stock is removed from the index, the underlying equity generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying equity is subject to the risk that the investment strategy of the underlying equity’s investment adviser may not produce the intended results.
■	We may engage in business with or involving the issuer of the underlying equity or any issuer of an underlying constituent (an “underlying constituent issuer”) without regard to your interests — We and our affiliates may currently or from time to time in the future engage in business with the issuer of the underlying equity or any issuer of an underlying equity constituent without regard to your interests and thus may acquire nonpublic information about the underlying equity or an underlying equity constituent. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity or an underlying equity constituent, which may or may not recommend that investors buy or hold the underlying equity or an underlying equity constituent.
■	Affiliate research reports and commentary — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the PLUSSM, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUSSM. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUSSM and the underlying equity to which the PLUSSM are linked.
■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors — We and our affiliates play a variety of roles in connection with the issuance of the PLUSSM, including acting as calculation agent and hedging our obligations under the PLUSSM. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUSSM. The calculation agent will determine the initial level and the final level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the PLUSSM, including the maximum payment and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the PLUSSM represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your PLUSSM in the secondary market.
■	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity or underlying constituents may adversely affect the performance and, therefore, the market value of the PLUSSM.
■	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying equity or underlying constituents, which may present a conflict between the obligations of UBS and you, as a holder of the PLUSSM. The calculation agent, an affiliate of the issuer, will determine the final level and the payment at maturity based on the closing level of the underlying equity on the valuation date. The calculation agent can postpone the determination of the final level or the maturity date if a market disruption event occurs and is continuing on the valuation date.
■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUSSM — One or more of our affiliates have hedged our obligations under the PLUSSM and will carry out hedging activities related to the PLUSSM (and other instruments linked to the underlying equity or the underlying constituents), including trading in underlying constituents, swaps, futures and options contracts on the underlying equity as well as in other instruments related to the underlying equity and the underlying constituents. Our affiliates also trade in the underlying constituents and other financial instruments related to the underlying equity and the underlying constituents on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level and, as a result, could have increased the value at which the underlying equity must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUSSM. Additionally, such hedging or trading activities during the term of the PLUSSM, including on the valuation date, could adversely affect the level of the underlying equity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

■	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the PLUSSM — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the PLUSSM, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the PLUSSM. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the PLUSSM and/or the ability of UBS to make payments thereunder.
■	Uncertain tax treatment — Significant aspects of the tax treatment of the PLUSSM are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the accompanying product supplement and consult your tax advisor about your tax situation.

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

WisdomTree Japan Hedged Equity Fund Overview

We have derived all information contained herein regarding the WisdomTree Japan Hedged Equity Fund (“the DXJ Fund”), from publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (the “Trust”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the DXJ Fund.

The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “Index”). The DXJ Fund provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. The DXJ Fund is comprised of companies within the Index. The DXJ Fund “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. The DXJ Fund is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the DXJ Fund is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar.

The Index is designed to provide exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the Index is tilted towards companies with a more significant global revenue base. The companies included in the Index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the yen has declined and have weakened when the value of the yen has increased. Securities are weighted in the Index based on dividends paid over the prior annual cycle. Companies that pay more total dollar amount of dividends are more heavily weighted.

The DXJ Fund employs a “passive management,” or indexing, investment approach designed to track the performance of the Index. The DXJ Fund attempts to invest substantially all of its assets in the common stocks that make up the Index. The DXJ Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Index as a whole.

As of June 30, 2015, the net expense ratio of the DXJ Fund is expected to accrue at an annual rate of 0.48% of the DXJ Fund’s daily net asset value. Expenses of the DXJ Fund reduce the net value of the assets held by the DXJ Fund and, therefore, reduce value of the shares of the DXJ Fund.

As of June 30, 2015, the DXJ Fund held stocks of Japanese companies in the following industry sectors: Industrials (24.35%), Consumer Discretionary (23.89%), Information Technology (13.94%), Financials (11.35%), Materials (9.26%), Consumer Staples (8.42%), Health Care (7.39%), Telecommunication Services (0.97%), and Energy (0.42%).

In making your investment decision you should review the prospectus related to the DXJ Fund, dated August 1, 2014, filed by the Trust (“the DXJ Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1350487/000119312514289266/d736333d497k.htm

In addition, the DXJ Fund Prospectus is available on DXJ Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the DXJ Fund Prospectus entitled “Principal Risks of Investing in the DXJ Fund.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the DXJ Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

The DXJ Fund’s website is http://www.wisdomtree.com/etfs/fund-details.aspx?etfid=11#overview. Shares of the DXJ Fund are listed on the NYSE Arca under ticker symbol “DXJ.”

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-132380 and 811-21864.

Information as of market close on November 11, 2015:

Bloomberg Ticker Symbol:	DXJ <Equity>
Current Level:	$55.30
52 Weeks ago (on November 11, 2014):	$54.17
52 Week High (on June 1, 2015):	$60.52
52 Week Low (on January 6, 2015):	$47.42

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying equity for each quarter in the period from January 3, 2011 through November 11, 2015. The closing level of the underlying equity on November 11, 2015 was $55.30. The graph below sets forth the daily closing levels of the underlying equity for the period from September 20, 2006 through November 11, 2015. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”) without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying equity on the valuation date.

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2011
First Quarter	$41.21	$33.50	$36.87
Second Quarter	$37.23	$34.39	$36.14
Third Quarter	$37.06	$31.56	$32.52
Fourth Quarter	$33.06	$30.49	$31.34
2012
First Quarter	$37.02	$31.40	$36.90
Second Quarter	$36.71	$30.08	$33.18
Third Quarter	$33.42	$30.34	$31.62
Fourth Quarter	$36.88	$30.77	$36.88
2013
First Quarter	$44.23	$36.66	$43.18
Second Quarter	$52.91	$40.82	$45.61
Third Quarter	$49.48	$43.89	$47.93
Fourth Quarter	$50.84	$45.31	$50.84
2014
First Quarter	$50.43	$45.07	$47.34
Second Quarter	$50.60	$44.84	$49.36
Third Quarter	$52.87	$48.48	$52.32
Fourth Quarter	$57.53	$46.84	$49.23
2015
First Quarter	$56.43	$47.42	$55.12
Second Quarter	$60.52	$54.92	$57.20
Third Quarter	$58.27	$47.72	$48.66
Fourth Quarter (through November 11, 2015)	$55.30	$48.89	$55.30

November 2015

Performance Leveraged Upside Securities (PLUSSM) due on or about March 3, 2017
$• Based on the Value of the WisdomTree Japan Hedged Equity Fund

WisdomTree Japan Hedged Equity Fund – Daily Closing Levels September 20, 2006 to November 11, 2015

100
90
80
70
60
50
40
30
20
10
0
2007
2008
2009
2010
2011
2012
2013
2014
2015

November 2015

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Summary Terms	1
Additional Information about UBS and the PLUSSM	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
How the PLUSSM Work	11
Payment at Maturity	13
Risk Factors	14
WisdomTree Japan Hedged Equity Fund Overview	19
Historical Information	20
Product Supplement
Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
Hypothetical Examples of How the Securities Perform	PS-12
Risk Factors	PS-17
General Terms of the Securities	PS-32
Payment at Maturity for the Securities	PS-32
Market Disruption Events	PS-36
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-39
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-43
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflicts of Interest)	PS-60
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$•
UBS AG Performance
Leveraged Upside
Securities due on or
about March 3, 2017

Preliminary Pricing Supplement dated November 12, 2015
(To Product Supplement dated June 15, 2015
and Prospectus dated June 12, 2015)

UBS Investment Bank
Morgan Stanley Smith Barney LLC